Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

DiaMedica Therapeutics Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Voting Common Shares, no par value per share	457(c) and 457(h)	3,000,000	$3.1124	$9,337,200	$147.60 per $1,000,000	$1,378.17
Total Offering Amounts					$9,337,200		$1,378.17
Total Fees Previously Paid							$0.00
Total Fee Offsets							$0.00
Net Fee Due							$1,378.17

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (Securities Act), this registration statement will also cover any additional voting common shares, no par value per share, of the Company (Common Shares) that become issuable under the DiaMedica Therapeutics Inc. Amended and Restated 2019 Omnibus Incentive Plan by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without the registrant’s receipt of consideration which would increase the number of outstanding Common Shares.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee and calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act on the basis of the average of the high and low sales prices of the Common Shares, as reported by The Nasdaq Capital Market on May 20, 2024.